Exhibit 99.1

Avon Products, Inc. Appoints Jan Zijderveld as Chief Executive Officer
Feb 5, 2018

LONDON, Feb. 5, 2018 /PRNewswire/ -- Avon Products, Inc. (NYSE: AVP), today announced that Jan Zijderveld has been appointed Chief Executive Officer, effective immediately. He succeeds Sheri McCoy, who previously announced her intention to retire from the Company and Board. Jan will also serve as a member of the Board of Directors.

Jan joins Avon from Unilever N.V./PLC (“Unilever”), a global leader in personal care, home and food products, where he has had a 30-year career, living and working in seven countries across three continents. He most recently served as a member of Unilever’s Executive Committee, and as President of Unilever’s $14 billion European business.

As President of Europe, Jan was responsible for Unilever’s largest operating business, encompassing 34 countries and 25,000 employees. Under Jan’s leadership, the European business stabilized and returned to growth and improved profitability following several years of decline and during significantly challenging market conditions. He previously served as Executive Vice President in South East Asia and Australasia, where he drove substantial organic growth through a significant step-up in innovation, market development and in-store execution. During this time Jan was also Non-Executive Chairman of Unilever’s listed Indonesian business, with a market capitalisation in excess of $20 billion.

Prior to that, as CEO of Unilever, Middle East and North Africa, Jan successfully led a complex business, in a volatile region, which included many joint venture partners and several distributor and go to market models. While leading this region, he refocused the food and personal care portfolio and created dedicated modern and traditional trade channels to meet the needs of the changing marketplace. In addition, Jan has previously held a number of leadership positions across Europe, Australia and New Zealand, where he built his career in General Management, marketing, sales and distribution.

“On behalf of the Board of Directors, we are delighted to welcome Jan to Avon, who we unanimously appointed from a very strong list of seasoned global executives,” said Chan Galbato, Chairman of the Board of Directors of Avon. “With his 30-year track record as a proven global leader, Jan has driven profitable growth in large, multi-channel, complex consumer businesses across emerging, developing and developed markets.”

Mr. Galbato continued, “In addition, Jan’s focus on strategic and operational excellence, while putting our direct selling representatives and consumers front and center, makes him ideally suited to lead Avon. The Avon Board looks forward to supporting Jan as he leads a deep and comprehensive strategic and operating review of all facets of the business and evaluates ways to significantly accelerate Avon’s path to profitable growth.”

Jan Zijderveld, Chief Executive Officer said, “I am thrilled to be joining Avon at such an important chapter in the Company’s turnaround. I strongly believe in the opportunity and relevance of direct selling for today’s representatives and consumers. Avon is an iconic brand with an incredible global footprint as the world’s leading direct selling beauty company, operating in the attractive and growing beauty category.”

“With a dramatically changing consumer and competitor landscape, business as usual is not an option. Alongside continuing significant operational improvements in the near term, we will take a fresh look at the business, and deliver Avon’s next chapter with a sense of urgency. I am looking forward to working with Avon’s talented global team, while continuing to drive compelling opportunities for our six million representatives to do business with us.”

Mr. Galbato continued, “On behalf of the Board, I would like to take this opportunity to thank Sheri McCoy for her leadership and commitment to Avon.  During her time as CEO, Sheri has ensured Avon representatives are at the forefront of all the Company does.”

About Avon Products Inc.
Avon is the Company that for 130 years has proudly stood for beauty, innovation, optimism and, above all, for women. Avon products include well-recognized and beloved brands such as ANEW, Avon Color, Avon Care, Skin-So-Soft, and Advance Techniques sold through approximately 6 million active independent Avon Sales Representatives. Learn more about Avon and its products at www.avoncompany.com.

Contacts:
INVESTORS:
Avon Investor Relations
Gina Grant
(914) 935-2121
ICR, Inc.
Allison Malkin/Caitlin Morahan
(203) 682-8200

MEDIA:
Brunswick
Mathilde Milch / Laura Buchanan
U.S.: (212) 333-3810 / U.K. +44 207 404 5959

Forward Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including turnaround of the Company’s business, achieving its stated long-term financial goals, and the execution of its strategic plan to create consistent, sustainable and profitable growth.  Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, the possibility of business disruption, competitive uncertainties, and general economic and business conditions in Avon’s markets as well as the other risks detailed in Avon’s filings with the Securities and Exchange Commission. Avon undertakes no obligation to update any statements in this press release for changes that happen after the date of this release.

SOURCE Avon Products, Inc.